CHARTERED ACCOUNTANTS
MacKay LLP

1100 - 1177 West Hastings Street
Vancouver, BC V6E 4T5
Tel: 604-687-4511
Fax: 604-687-5805
Toll Free: 1-800-351-0426
www.mackay.ca

mackay.ca

Exhibit 16.1

September 13, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
USA

Dear Ladies and Gentlemen,

We are the former independent auditors for Del Toro Silver Corp. a Nevada corporation (the "Company"). We have read the Company's current report on Form 8-K dated September 13, 2011 (the "Form 8-K") and are in agreement with the disclosures regarding our firm as included in the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

MacKay LLP

MACKAY LLP
Chartered Accountants